Exhibit 99

First Horizon announces CEO succession plan

MEMPHIS, Tenn. --- First Horizon National Corp. (NYSE: FHN) today announced its succession plan for Jerry Baker, president and chief executive officer. The board has been working for several months on an orderly succession plan and the timing of this announcement today. Effective Sept. 1, D. Bryan Jordan, 46, will become president and chief executive officer of First Horizon National Corp. and its principal banking subsidiary, First Tennessee Bank. Baker, 65, will become vice chairman of the First Horizon National Corp. board of directors and assist in the transition until he retires on Dec. 31. Michael D. Rose, 66, remains chairman of the board.

In his communication to employees today, Baker wrote, “After evaluating where we are in our strategic refocus efforts and the quality of the team we have in place, I can now move toward retirement with the confidence that Bryan Jordan and the management team have the skills and experience to execute our refocused strategy.” Baker also said that through the “hard work of thousands of employees we have endured and changed our strategic direction to create a viable and relevant business model, right for the current market and the future.”

Rose said, “With the pending sale of our mortgage business, we are clearly at a transition point, and Bryan Jordan is extremely qualified to lead our company as we refocus on regional banking and capital markets. Jerry has provided tremendous leadership as we have redefined our strategy, become a more efficient organization and responded to a turbulent external environment. I look forward to working with both of them through this transition.”

Jordan indicated his appreciation to the board and his commitment to move forward with the organization’s strategic focus on regional banking and capital markets. He said, “I am honored to have this opportunity. My fellow First Horizon employees are an outstanding team, dedicated to tirelessly serving our customers and communities. I have confidence in our employees to complete the wind-down of our national businesses and to continue to build on our strong Tennessee bank and our successful capital markets business.”

About First Horizon

The 9,000 employees of First Horizon National Corp. (NYSE: FHN) provide financial services to individuals and business customers through hundreds of offices located in more than 40 states. The corporation's three major brands -- FTN Financial, First Horizon and First Tennessee -- provide customers with a broad range of products and services including:

•	Retail/commercial banking, with the largest market share in Tennessee and one of the highest customer retention rates of any bank in the country

•	Capital markets, one of the nation's top underwriters of U.S. government agency securities

•

Mortgage banking, one of the nation's top mortgage originators and recipient of consecutive awards for servicing excellence from Fannie Mae and Freddie Mac. Upon closing of the sale of its retail and wholesale mortgage offices nationwide and its loan origination and servicing platform outside Tennessee, the company will continue this business in its First Tennessee Bank markets in and around Tennessee.

FHN has been recognized as one of the nation's best employers by AARP and Working Mother magazines. More information can be found at www.fhnc.com.

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For Immediate Release:	July 14, 2008
Contact:	Jerry Baker, (901)523-4407
Bryan Jordan, (901)523-4194
Anthony Hicks, Media Relations, (901)523-4726